Exhibit 99.1

Liberty Latin America Reports Fiscal 2019 Results
Rebased1 revenue growth of 2% to $3.9 billion
Record RGU additions of 283,000; ~50% higher year-over-year
Operating income of $354 million in 2019, compared to operating loss in 2018
OCF2 of $1.54 billion; 4% rebased growth driven by all reporting segments
Delivered or exceeded 2019 guidance for all financial and operating metrics
Denver, Colorado – February 19, 2020: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q4”) and fiscal year (“2019” or “FY 2019”) ended December 31, 2019.
CEO Balan Nair commented, “Our fourth quarter results rounded off a record year of subscriber additions for Liberty Latin America. Our region remains underpenetrated by high-speed connectivity and we leveraged our leading propositions to add 76,000 fixed and 57,000 mobile subscribers in the fourth quarter, taking our total additions for the year to 283,000 and 124,000 subscribers, respectively.”
“During the year, we drove down the cost of network expansion while adding or upgrading nearly 500,000 homes across our footprint, which was approximately 50% higher than our activity in the prior year. Our mobile network coverage and capacity also grew with LTE population coverage now above 90%. Although we added or upgraded more homes than anticipated at the start of the year and spent additional capital related to Hurricane Dorian, we still achieved our capital expenditure guidance for the year.”
“The speeds our customers experience over our networks have increased and we believe our unique combination of subsea, terrestrial fiber, and mobile networks position us well to bring the best value connectivity and entertainment propositions to communities across our region.”
“For the year, we reported $3.9 billion in revenue, $354 million of operating income and $1.54 billion in OCF. Our results reflect year-over-year rebased revenue and OCF growth, of 2% and 4%, respectively, while operating income grew by $378 million. Our focus remains on Adjusted FCF3 generation, which was significantly higher than our 2018 performance and exceeded our $150 million guidance target.”
“Overall, we have progressed our strategic objectives through improved operational execution, transformation of our business practices and accretive M&A transactions in 2019. As we look to 2020, we are focused on continuing to deliver this organic momentum and making a successful start in integrating the AT&T assets in Puerto Rico and the U.S. Virgin Islands, following completion of the transaction. These steps should set the foundation for continued growth and Adjusted FCF development in the coming years.”

Business Highlights

•	C&W reports significant operational improvements and OCF margin expansion:

◦	Record RGU additions of 43,000 in Q4 and 140,000 in FY 2019, up 45% YoY

◦	Jamaican FY 2019 mobile additions of 139,000 fuel C&W's best performance since 2016

◦	Focus on cost base helped drive 40% OCF margin for FY 2019, 100 bps improvement YoY

•	VTR/Cabletica robust and resilient performance:

◦	Continued broadband strength with FY 2019 RGU additions of 87,000

◦	Achieved new build / upgrade target of 200,000 homes in Chile

◦	Solid financial performance with rebased revenue growth of 3% and OCF growth of 5%

•	Liberty Puerto Rico continuing to grow:

◦	Added 47,000 RGUs in 2019, fueled by broadband growth

◦	Leading network and customer service; innovation such as Hub TV to support future growth

◦	FY OCF above $200 million; Q4 rebased growth impacted by 2018 insurance settlements
LLA 2020 Financial Guidance (Excluding AT&T assets in PR and USVI)

•	Low to mid-single digit percentage rebased OCF growth

•	P&E additions as a percentage of revenue at ~18%

•	~$150 million of Adjusted FCF[4]

Financial Highlights

Liberty Latin America	Q4 2019	Q4 2018	YoY Growth/(Decline)*	FY 2019	FY 2018	YoY Growth/(Decline)*

(in millions, except % amounts)
Revenue	$975	$949	3.2%	$3,867	$3,706	2.3%
OCF	$409	$428	(2.1%)	$1,541	$1,487	3.6%
Property & equipment additions	$229	190	20.7%	$722	$771	(6.5%)
As a percentage of revenue	24%	20%		19%	21%

Operating income (loss)	$167	$(385)	N.M.	$354	$(24)	N.M.

Adjusted FCF	$103	$45		$223	$19
Cash provided by operating activities	$328	$208		$918	$817
Cash used by investing activities	$(78)	$(389)		$(635)	$(981)
Cash provided by financing activities	$1,190	$39		$1,540	$256
N.M. – Not Meaningful.

*	Revenue and OCF YoY growth / (decline) rates are on a rebased basis.

Subscriber Growth5

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Organic RGU net additions (losses) by product
Video	15,200	8,100	67,000	37,800
Data	45,200	45,900	181,300	164,600
Voice	16,000	2,400	35,000	(10,000)
Total	76,400	56,400	283,300	192,400

Organic RGU net additions (losses) by segment
C&W	42,800	26,000	140,100	96,300
VTR/Cabletica	20,200	(700)	96,700	47,700
Liberty Puerto Rico	13,400	31,100	46,500	48,400
Total	76,400	56,400	283,300	192,400

Organic Mobile SIM additions (losses) by product
Postpaid	12,200	5,400	41,900	22,400
Prepaid	44,300	(12,900)	82,000	(154,100)
Total	56,500	(7,500)	123,900	(131,700)

Organic Mobile SIM additions (losses) by segment
C&W	45,100	(18,000)	79,400	(173,100)
VTR/Cabletica	11,400	10,500	44,500	41,400
Total	56,500	(7,500)	123,900	(131,700)

•	Fixed customer additions: Organic additions of 32,000 in Q4 2019 with gains in each reporting segment, led by VTR/Cabletica with 15,000.

◦	FY 2019 organic customer additions of 124,000, nearly 30% higher YoY.

•
Product additions: Delivered organic fixed RGU additions of 76,000 in Q4 2019, our best quarter since the split-off and 35% higher than the prior-year period. Growth was supported by continued improvements in operational execution at C&W and our new build/upgrade program. Mobile organic additions totaled 57,000 in the fourth quarter.

•	C&W added 43,000 fixed RGUs during Q4; the best quarterly result for C&W since 2016.

◦
Broadband RGU additions of 18,000 were up 5,000 year-over-year; mainly driven by success in our largest markets of Jamaica and Panama, with additions of 5,000 and 4,000 RGUs, respectively. Markets in C&W's Other category also performed strongly, adding 4,000 broadband RGUs in aggregate. Broadband penetration remains relatively low across our markets and we are focused on leveraging our leading speeds over an expanding high-speed footprint to drive growth.

◦	Video RGU additions of 8,000 were in-line year-over-year, mainly driven by Panama, where our value propositions contributed to 5,000 additions.

◦	Fixed-line telephony RGU additions of 16,000 were up 11,000 year-over-year. The significant increase was driven by the success of bundled propositions, particularly in Jamaica, Trinidad and Panama.

◦
Mobile subscribers grew by 45,000 in Q4, our best performance since 2016. Jamaica added 54,000 subscribers in the quarter, taking FY 2019 additions to 139,000 as we continued to drive momentum from our customer value propositions and “Hustle On” campaign launched in April. These gains were partially offset by losses of 18,000 and 8,000 subscribers in Panama and the Bahamas, respectively, due to continued competitive pressure.

•
VTR/Cabletica added 20,000 fixed RGUs during Q4, split fairly evenly across both markets. Expansion of our leading networks is a driver for subscriber growth. VTR added 9,000 RGUs driven by 13,000 broadband additions, partially offset by 5,000 fixed-line telephony RGU losses. Cabletica added 11,000 RGUs in total, with additions across all products, led by broadband gains of 7,000.

◦
VTR delivered another solid mobile performance, adding 11,000 subscribers in Q4 and taking VTR's overall base above 300,000. At December 31, 2019, over 95% of mobile subscribers were on postpaid plans.

•	Liberty Puerto Rico added 13,000 fixed RGUs in Q4 driven by broadband additions over our superior network.
Revenue Highlights
The following table presents (i) revenue of each of our reportable segments for the comparative periods and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2019	2018	%	Rebased %	2019	2018	%	Rebased %
	in millions, except % amounts

C&W	$617.2	$582.8	5.9	3.3	$2,389.5	$2,333.1	2.4	(0.3)
VTR/Cabletica	254.4	273.8	(7.1)	0.9	1,073.8	1,043.7	2.9	2.5
Liberty Puerto Rico	105.4	93.9	12.2	9.0	412.1	335.6	22.8	19.9
Intersegment eliminations	(2.4)	(2.0)	N.M.	N.M.	(8.4)	(6.7)	N.M.	N.M.
Total	$974.6	$948.5	2.8	3.2	$3,867.0	$3,705.7	4.4	2.3
N.M. – Not Meaningful.

•	Our reported revenue for the three months and year ended December 31, 2019 increased by 3% and 4%, respectively.

◦
Reported revenue growth in Q4 2019 was largely driven by (1) $32 million related to the acquisition of UTS and (2) an increase of $12 million at Liberty Puerto Rico attributable to organic growth. These increases were partially offset by (1) a net negative foreign exchange (“FX”) impact of $30 million, primarily related to the depreciation of the Chilean peso in relation to the US dollar, and (2) a $10 million reduction as compared to the prior-year period from the disposal of C&W's Seychelles business in Q4 2019.

◦
Reported revenue growth for FY 2019 was primarily driven by (1) an increase of $98 million related to the acquisition of Cabletica and $96 million related to the acquisition of UTS and (2) an increase of $77 million at Liberty Puerto Rico, mainly driven by the recovery from the 2017 hurricanes. These increases were partially offset by a net negative FX impact of $111 million, primarily related to the Chilean peso.

Q4 2019 Rebased Revenue Growth – Segment Highlights

•	C&W: Rebased revenue growth of 3% reflected improving operating results and the impact of some B2B contract awards in Q4, partly offset by a $3 million negative impact from Hurricane Dorian.

◦
B2B revenue grew by 7% on a rebased basis led by higher managed services revenue, largely driven by an increase in Government-related projects in Panama. This was partly offset by structural declines in voice revenue.

◦
Fixed residential revenue was up 1% on a rebased basis. Subscription revenue was 3% higher driven by subscriber growth. This was partly offset by lower non-subscription revenue as low margin interconnect traffic continues to decline.

◦
Mobile revenue was 2% lower on a rebased basis compared to the prior-year period, an improvement compared to previous results as we continued to see some stabilization in our operations. Revenue losses from competitive pressures in Panama and the Bahamas were partly offset by Jamaica where we have successfully grown our subscriber base.

•
VTR/Cabletica: Rebased revenue growth of 1% was driven by residential broadband performance in Chile, where we successfully added subscribers and grew broadband ARPU. We also continued to drive growth in mobile and B2B services through subscriber additions.

•	Liberty Puerto Rico: Rebased revenue growth of 9% was largely a reflection of our recovery from the 2017 hurricanes.
Operating Income (Loss)

•	Operating income (loss) was $167 million and ($385 million) in Q4 2019 and Q4 2018, respectively, and $354 million and ($24 million) for the year ended December 31, 2019 and 2018, respectively.

◦
We recognized operating income during Q4 2019, as compared with operating loss in Q4 2018, primarily due to a decrease of $20 million in OCF and the impact of recording a $608 million goodwill impairment charge during Q4 2018 in our Panama operations.

◦
We recognized operating income for the year ended December 31, 2019, as compared with operating loss in 2018, primarily due to an increase of $55 million in OCF and a decrease in impairment, restructuring and other operating items, net. During 2019, we incurred a goodwill impairment charge in our Panama operations of $182 million, as compared with $608 million during 2018, as noted above.

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our reportable segments and our corporate category for the comparative periods and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Year ended		Increase
	December 31,				December 31,
	2019	2018	%	Rebased %	2019	2018	%	Rebased %
	in millions, except % amounts

C&W	$265.6	$236.5	12.3	12.5	$959.7	$915.7	4.8	4.0
VTR/Cabletica	105.9	110.9	(4.5)	5.9	433.6	421.1	3.0	4.8
Liberty Puerto Rico	52.9	92.1	(42.6)	(42.9)	203.2	195.8	3.8	2.6
Corporate	(15.9)	(11.2)	42.0	42.0	(55.1)	(46.1)	19.5	19.5
Total	$408.5	$428.3	(4.6)	(2.1)	$1,541.4	$1,486.5	3.7	3.6

OCF Margin	41.9%	45.2%			39.9%	40.1%

•	Our reported OCF for the three months and year ended December 31, 2019 decreased by 5% and increased by 4%, respectively.

◦
Reported OCF decline in Q4 2019 was primarily driven by (1) the OCF impact of insurance settlements primarily received by Liberty Puerto Rico and C&W in the prior-year period, totaling $64 million and (2) a net negative FX impact of $12 million, primarily related to the Chilean peso. This was partially offset by (1) an increase of $12 million from the inclusion of UTS and (2) organic growth, excluding the impact of insurance settlements, in each of our reportable segments.

◦
Reported OCF growth in FY 2019 was primarily driven by (1) organic growth in each of our operating segments, (2) an increase of $37 million from the inclusion of Cabletica and (3) an increase of $30 million from the inclusion of UTS. These items were partially offset by (1) the OCF impact of insurance settlements received in the prior-year period, totaling $64 million, and (2) a net negative FX impact of $43 million, primarily related to the Chilean peso.

Q4 2019 Rebased OCF Growth – Segment Highlights

•
C&W: Rebased OCF growth of 13% was due in part to the aforementioned 3% rebased revenue growth. In addition, this growth was driven by (i) lower programming costs in Q4 largely due to settlements related to programming agreements as well as lower sports content costs, and (ii) a decrease in withholding tax related to third-party supplier services. These benefits were partly offset by (i) insurance receipts in the prior-year period related to the 2017 hurricanes, (ii) an increase in bad debt provisions and (iii) the negative impact from Hurricane Dorian. C&W's OCF margin improved by 100 basis points in 2019, year-over-year.

•
VTR/Cabletica: Rebased OCF growth of 6% was driven by the segment's 1% rebased revenue growth and cost efficiency improvement as OCF margin increased by 100 basis points year-over-year. Reduced interconnect and mobile access costs in addition to lower network-related costs, were partly offset by increased retention and customer service activity and higher costs related to outsourced labor and professional services.

•
Liberty Puerto Rico: Rebased OCF was 43% lower than the prior-year period, as Q4 2018 OCF benefited from $49 million of insurance settlements. Adjusting for this impact, OCF grew strongly year-over-year. Liberty Puerto Rico continues to have the highest OCF margin of our reporting segments at 50% in Q4 2019.

•	Corporate: The increase in corporate costs was primarily due to higher personnel costs and professional services, including with respect to establishing our new operations center in Panama.
Net Earnings (Loss) Attributable to Shareholders

•
Net earnings (loss) attributable to shareholders was $42 million and ($233 million) for the three months ended December 31, 2019 and 2018, respectively, and ($80 million) and ($345 million) for the year ended December 31, 2019 and 2018, respectively.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the consolidated statements of cash flows included in our Form 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
	in millions, except % amounts

Customer Premises Equipment	$64.7	$58.0	$285.4	$265.5
New Build & Upgrade	49.7	31.5	129.1	208.6
Capacity	36.7	34.8	105.3	104.9
Baseline	38.7	41.1	120.9	110.0
Product & Enablers	39.6	24.6	80.8	82.4
Property and equipment additions	229.4	190.0	721.5	771.4
Assets acquired under capital-related vendor financing arrangements	(37.4)	(13.5)	(96.1)	(53.9)
Assets acquired under finance leases	—	(0.3)	(0.2)	(3.9)
Changes in current liabilities related to capital expenditures	(34.9)	7.2	(36.1)	62.8
Capital expenditures*	$157.1	$183.4	$589.1	$776.4

Property and equipment additions as % of revenue	23.5%	20.0%	18.7%	20.8%

Property and Equipment Additions of our Reportable Segments:
C&W	$130.6	$116.4	$395.5	$378.7
VTR/Cabletica	56.5	49.8	222.7	214.7
Liberty Puerto Rico	32.0	22.4	88.0	161.9
Corporate	10.3	1.4	15.3	16.1
Property and equipment additions	$229.4	$190.0	$721.5	$771.4

*
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or finance lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

Segment Highlights

•
C&W: Property and equipment additions of $131 million represented 21% of revenue in Q4 2019, an increase compared to the 20% of revenue in the corresponding prior-year period, and 17% of revenue in FY 2019 compared to 16% in FY 2018. The higher year-over-year spend in Q4 was driven by $16 million on restoration related to damage caused by Hurricane Dorian in the Bahamas, taking our FY 2019 spend to $21 million. We are now substantially complete with our restoration of the damaged networks in Grand Bahamas and continue to make progress with our restoration efforts in Abaco.

◦	In 2019, new build and upgrade initiatives delivered approximately 250,000 new or upgraded homes. We expect to continue our program in 2020, with an estimated 220,000 to be either added or upgraded.

•
VTR/Cabletica: Property and equipment additions of $57 million represented 22% of revenue in Q4 2019, an increase compared to the 18% of revenue in the prior-year period, and 21% of revenue for both FY 2019 and FY 2018. The increase in Q4 2019 was primarily driven by new build activity year-over-year.

◦
In 2019, new build and upgrade initiatives delivered 200,000 new or upgraded homes in Chile. We expect to continue our program in 2020, with an estimated 255,000 to be either added or upgraded across Chile and Costa Rica.

•
Liberty Puerto Rico: Property and equipment additions of $32 million represented 30% of revenue in Q4 2019, an increase compared to 24% of revenue in the prior-year period, and 21% of revenue in FY 2019, a significant reduction compared to the prior-year period where we had rebuild investments related to the 2017 hurricanes.

◦	In 2019, new build and upgrade initiatives delivered over 20,000 new or upgraded homes. We expect to continue our program in 2020, with an estimated 25,000 to be either added or upgraded.
Leverage and Liquidity (at December 31, 2019)

•	Total principal amount of debt and finance leases: $8,516 million (including debt of $1,253 million borrowed by Liberty Puerto Rico to fund the AT&T Acquisition).

•
Leverage ratios: Consolidated gross and net leverage ratios of 5.3x and 3.8x, respectively, as calculated on a latest two quarters annualized ("L2QA") basis. Excluding the incremental debt to fund the AT&T Acquisition, our consolidated gross leverage ratio declined to 4.5x.

•	Average debt tenor[6]: 6.1 years, with approximately 90% not due until 2024 or beyond.

•
Borrowing costs: Blended, fully-swapped borrowing cost of our debt was approximately 6.6%. When excluding the discount on the convertible notes associated with the conversion option, the weighted average interest rate was 6.3%.

•
Cash and borrowing availability: $1,184 million of cash (excluding $1,256 million of restricted cash held in escrow to fund the AT&T Acquisition) and $1,113 million of aggregate unused borrowing capacity[7] under our revolving credit facilities.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities, financial performance and guidance, including operational and financial momentum; our customer value propositions; product innovation and bringing new products to our markets; the AT&T Acquisition, including the anticipated consequences and benefits of the transaction and the expected timing of the transaction; new build and upgrade initiatives; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the ability and cost to restore networks in the markets impacted by hurricanes; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions, including the AT&T Acquisition; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    +1 786 274 7552    Claudia Restrepo    +1 786 218 0407

Footnotes

1.
The indicated growth rates are rebased for the estimated impacts of acquisitions, a disposal, FX and, for the C&W and Liberty Puerto Rico segments, the impact of a small common control transaction between these segments. See Rebase Information below.

2.	For the definition of Operating Cash Flow (“OCF”) and required reconciliations, see OCF Definition and Reconciliation below.

3.	For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Adjusted Free Cash Flow Definition and Reconciliation below.

4.
Adjusted FCF guidance excludes certain pre-acquisition amounts associated with the financing transactions for the AT&T Acquisition. See the Adjusted Free Cash Flow Definition and Reconciliation for further information.

5.
See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted. Cabletica is only included in the 2019 periods and in the Q4 2018 period. UTS is only included in the Q2 2019, Q3 2019 and Q4 2019 periods.

6.	For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.

7.
At December 31, 2019, we had undrawn commitments of $1,113 million. At December 31, 2019, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the December 31, 2019 compliance reporting requirements. For information regarding limitations on our ability to access this liquidity, see the discussion under "Liquidity and Capital Resources" in our most recently filed Annual Report on Form 10-K.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Latin America are included in our Annual Report on Form 10-K.
Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2019, we have adjusted our historical revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2019 and 2018 in our rebased amounts for the three months and year ended December 31, 2018 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2019, (ii) exclude the revenue and OCF of the Seychelles that was disposed of during 2019 from our rebased amounts for the three months and year ended December 31, 2018 to the same extent that the revenue and OCF of the Seychelles is not included in our results for the three months and year ended December 31, 2019 and (iii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2018 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2019. We have included (i) Cabletica in the determination of our rebased revenue and OCF for the year ended December 31, 2018 and (ii) UTS in the determination of our rebased revenue and OCF for the three months and year ended December 31, 2018. We have reflected the revenue and OCF of the acquired entities in our 2018 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and OCF on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the revenue and OCF amounts for the three months and year ended December 31, 2018 to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate. In addition, for purposes of computing rebased growth rates for our C&W and Liberty Puerto Rico segments, we have adjusted the historical revenue and OCF of these segments for the three months and year ended December 31, 2018 for the impact of the April 1, 2019 transfer of a small B2B operation in Puerto Rico from our C&W segment to our Liberty Puerto Rico segment. The amounts in the table below exclude the revenue and OCF of the transferred operation since such amounts eliminate in consolidation. These amounts were $3 million and $1 million, respectively, for the three months ended December 31, 2018 and $8 million and $2 million, respectively, for the year ended December 31, 2018.

	Revenue		OCF
	Three months ended December 31, 2018	Year ended December 31, 2018	Three months ended December 31, 2018	Year ended December 31, 2018
	in millions

Acquisitions	$34.3	$195.3	$7.6	$52.0
Disposal	(10.0)	(10.0)	(4.7)	(4.7)
Foreign currency	(29.3)	(112.8)	(12.2)	(43.9)
Total	$(5.0)	$72.5	$(9.3)	$3.4

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-K. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, OCF is defined as operating income or loss before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income (loss) to total OCF is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
	in millions

Operating income (loss)	$166.7	$(384.9)	$353.8	$(23.6)
Share-based compensation expense	12.3	13.0	57.5	39.8
Depreciation and amortization	205.7	215.1	871.0	829.8
Impairment, restructuring and other operating items, net	23.8	585.1	259.1	640.5
Total OCF	$408.5	$428.3	$1,541.4	$1,486.5

Summary of Debt, Finance Lease Obligations, Cash and Cash Equivalents & Restricted Cash
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash, cash equivalents and restricted cash at December 31, 2019:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash
	in millions

Liberty Latin America[1]	$405.3	$1.4	$406.7	$562.7
C&W	4,197.4	2.2	4,199.6	452.0
VTR	1,585.0	—	1,585.0	122.8
Liberty Puerto Rico[2]	2,200.0	—	2,200.0	1,306.0
Cabletica	124.8	—	124.8	13.5
Total	$8,512.5	$3.6	$8,516.1	$2,457.0

1.
Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups. Subsidiaries of Liberty Latin America that are outside our borrowing groups rely on funds provided by our borrowing groups to satisfy their liquidity needs.

2.
Debt amount includes $1,253 million borrowed by Liberty Puerto Rico to fund the AT&T Acquisition. Cash amount includes $1,256 million of restricted cash held in escrow to fund a portion of the AT&T Acquisition.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted FCF as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments (receipts) incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. As a result of the pending acquisition of AT&T's operations in Puerto Rico and U.S. Virgin Islands (the AT&T Acquisition), we have changed the way we define adjusted free cash flow effective December 31, 2019 to adjust (i) for pre-acquisition interest incurred on the incremental debt issued in advance of the AT&T Acquisition, (ii) to exclude pre-acquisition interest earned related to the restricted cash associated with the AT&T Acquisition (the "AT&T Acquisition Restricted Cash" that will be used to fund a portion of the AT&T Acquisition) and (iii) the impact of associated pre-acquisition derivative contracts. As the debt was incurred directly as a result of the pending acquisition and will be supported by cash flows of the acquisition from the date of the closing, we believe this results in the most meaningful presentation of our Adjusted FCF. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
	in millions

Net cash provided by operating activities	$327.8	$208.1	$918.2	$816.8
Cash payments for direct acquisition and disposition costs	3.5	9.8	4.8	12.9
Expenses financed by an intermediary[1]	36.6	52.6	129.7	171.7
Capital expenditures	(157.1)	(183.4)	(589.1)	(776.4)
Recovery on damaged or destroyed property and equipment	—	20.7	33.9	20.7
Distributions to noncontrolling interest owners	(35.1)	(2.9)	(37.7)	(22.7)
Principal payments on amounts financed by vendors and intermediaries	(68.1)	(58.6)	(224.5)	(196.5)
Pre-acquisition net interest payments (receipts)[2]	(3.5)	—	(3.5)	—
Principal payments on finance leases	(1.0)	(1.8)	(8.7)	(7.7)
Adjusted FCF	$103.1	$44.5	$223.1	$18.8

1.
For purposes of our consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

2.	Amount primarily represents interest received on the AT&T Acquisition Restricted Cash.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended December 31,					FX-Neutral[1]
	2019		2018		% Change	% Change

Liberty Latin America[2,3,4]		$48.47		$50.27	(3.6%)	1.0%
C&W2,3,4		$46.79		$45.23	3.4%	4.6%
VTR/Cabletica		$43.04		$48.05	(10.4%)	(2.6%)
VTR	CLP	32,587	CLP	33,409	(2.5%)	(2.5%)
Cabletica	CRC	24,469	CRC	25,017	(2.2%)	(2.2%)
Liberty Puerto Rico		$76.43		$72.76	5.0%	5.0%

Mobile ARPU5
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended December 31,			FX-Neutral[1]
	2019	2018	% Change	% Change

Liberty Latin America[2,3,4]	$14.20	$14.55	(2.4%)	(0.5%)
C&W2,3,4	$13.95	$14.11	(1.1%)	(0.2%)
VTR[6]	$17.11	$20.18	(15.2%)	(5.9%)

1.
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior-year amounts.

2.
In order to provide a more meaningful comparison of ARPU per customer relationship and ARPU per mobile subscriber, we have reflected any nonorganic adjustments in the customer and mobile subscriber figures used to calculate ARPU per customer relationship and ARPU per mobile subscriber for the three months ended December 31, 2018.

3.	The amounts for the three months ended December 31, 2018 do not include UTS.

4.
The amounts for the three months ended December 31, 2018 exclude the November and December 2018 revenue from our operations in the Seychelles. This allows for a more accurate comparison to Q4 2019, as these operations were sold on November 5, 2019.

5.	Mobile ARPU amounts are calculated excluding interconnect revenue.

6.	The mobile ARPU amounts in Chilean pesos for the three months ended December 31, 2019 and 2018 are CLP 12,928 and CLP 13,738, respectively.

Additional Information | Cable & Wireless Borrowing Group
The following table reflects preliminary unaudited selected financial results for years ended December 31, 2019 and 2018 in accordance with U.S. GAAP.

	Three months ended			Year ended
	December 31,		Rebased change[1]	December 31,		Rebased change[1]
	2019	2018		2019	2018
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$45.1	$43.1		$181.1	$172.0
Broadband internet	67.4	58.1		260.0	225.3
Fixed-line telephony	24.9	23.2		101.9	101.0
Total subscription revenue	137.4	124.4		543.0	498.3
Non-subscription revenue	15.4	18.0		62.0	68.3
Total residential fixed revenue	152.8	142.4	1.4%	605.0	566.6	1.9%
Residential mobile revenue:
Service revenue	141.2	140.0		559.5	594.2
Interconnect, equipment sales and other	24.9	25.1		85.5	89.6
Total residential mobile revenue	166.1	165.1	(1.7%)	645.0	683.8	(8.6%)
Total residential revenue	318.9	307.5	(0.2%)	1,250.0	1,250.4	(3.8%)
B2B revenue:
Service revenue	238.1	216.6		896.2	837.6
Subsea network revenue	60.2	58.7		243.3	245.1
Total B2B revenue	298.3	275.3	7.2%	1,139.5	1,082.7	3.8%
Total	$617.2	$582.8	3.3%	$2,389.5	$2,333.1	(0.3%)

OCF	$265.6	$236.5	12.5%	$959.7	$915.7	4.0%

Operating income (loss)	$108.4	$(520.3)		$82.1	$(376.4)
Share-based compensation expense	3.8	4.1		17.4	12.4
Depreciation and amortization	134.4	156.6		599.3	620.0
Related-party fees and allocations	5.1	5.6		29.8	27.5
Impairment, restructuring and other operating items, net	13.9	590.5		231.1	632.2
OCF	265.6	236.5		959.7	915.7
Noncontrolling interests' share of OCF[2]	34.4	43.0		148.7	173.5
Proportionate OCF	$231.2	$193.5		$811.0	$742.2

OCF as a percentage of revenue	43.0%	40.6%		40.2%	39.2%

Operating income (loss) as a percentage of revenue	17.6%	(89.3)%		3.4%	(16.1)%

1.
Indicated growth rates are rebased for the estimated impacts of the UTS acquisition, the transfer of certain B2B operations in Puerto Rico from our C&W segment to our Liberty Puerto Rico segment, the Seychelles disposal and FX.

2.
The decrease in the noncontrolling interests' share of OCF during the 2019 periods, as compared to corresponding periods in 2018, includes the impact of increases in our ownership interests in (i) Cable & Wireless Jamaica Limited from 82.0% to 92.3% during the first half of 2018 and (ii) UTS from 87.5% (effective March 31, 2019) to 100% during the third quarter of 2019.

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's debt, finance lease obligations and cash and cash equivalents:

		December 31,	September 30,
	Facility Amount	2019	2019
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$625.0	$—	$—
Term Loan Facility B-4 due 2026 (LIBOR + 3.25%)	$1,640.0	1,640.0	1,640.0
Total Senior Secured Credit Facilities		1,640.0	1,640.0
Notes:
Senior Secured Notes:
5.75% USD Senior Secured Notes due 2027	$400.0	400.0	400.0
Senior Notes:
7.5% USD Senior Notes due 2026	$500.0	500.0	500.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		2,120.0	2,120.0
Other Regional Debt		366.1	352.9
Vendor financing		71.3	59.1
Finance lease obligations		2.2	3.0
Total debt and finance lease obligations		4,199.6	4,175.0
Discounts and deferred financing costs, net		(22.7)	(23.3)
Total carrying amount of debt and finance lease obligations		4,176.9	4,151.7
Less: cash and cash equivalents		434.7	432.1
Net carrying amount of debt and finance lease obligations		$3,742.2	$3,719.6

•
At December 31, 2019, our total and proportionate net debt were each $3.7 billion, our Fully-swapped Borrowing Cost was 6.2%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.5 years.

•	Our portion of OCF, after deducting the noncontrolling interests' share, (“Proportionate OCF”) was $231 million in Q4 2019 and $194 million for Q4 2018.

•
Based on Q4 results, our Proportionate Net Leverage Ratio was 4.06x, calculated in accordance with C&W's Credit Agreement. At December 31, 2019, we had maximum undrawn commitments of $728 million, including $103 million under our regional facilities. At December 31, 2019, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the December 31, 2019 compliance reporting requirements.

•	In 2020, we expect P&E additions as a percentage of revenue between 15% and 17%.

•
In January 2020, C&W (i) entered into a $1,510 million term loan facility due January 2028 that bears interest at LIBOR + 2.25% and (ii) issued an additional $150 million of 5.75% USD Senior Secured Notes due 2027 (increasing the total outstanding notional to $550 million) at a price of 106% of par. The net proceeds from these transactions were primarily used to repay, in full, the $1,640 million outstanding principal amount of the Term Loan Facility B-4 due 2026 bearing interest of LIBOR + 3.25%.

VTR Borrowing Group
The following table reflects preliminary unaudited selected financial results for years ended December 31, 2019 and 2018 in accordance with U.S. GAAP.

	Three months ended			Year ended
	December 31,			December 31,
	2019	2018	Change	2019	2018	Change
	CLP in billions, except % amounts

Revenue	166.2	164.1	1.3%	660.5	647.8	2.0%

OCF	68.6	68.5	0.1%	268.1	263.4	1.8%

Operating income	29.1	44.8		132.0	173.0
Share-based compensation expense	0.6	0.6		3.4	2.1
Related-party fees and allocations	2.6	1.6		8.2	7.8
Depreciation	30.7	20.5		110.5	74.9
Impairment, restructuring and other operating items, net	5.6	1.0		14.0	5.6
OCF	68.6	68.5		268.1	263.4

OCF as a percentage of revenue	41.3%	41.7%		40.6%	40.7%

Operating income as a percentage of revenue	17.5%	27.3%		20.0%	26.7%

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt, finance lease obligations and cash and cash equivalents:

	December 31,		September 30,
	2019		2019
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Term Loan Facility B-1 due 2023[1] (ICP[2]+ 3.80%)	CLP 140,900	140.9	140.9
Term Loan Facility B-2 due 2023 (7.000%)	CLP 33,100	33.1	33.1
Revolving Credit Facility A due 2023 (TAB[3]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2024[4] (LIBOR + 2.75%)	$185.0	—	—
Total Senior Secured Credit Facilities		174.0	174.0
Senior Notes:
6.875% USD Senior Notes due 2024	$1,260.0	947.3	917.8

Vendor Financing		70.4	69.5
Finance lease obligations		—	0.1
Total debt and finance lease obligations		1,191.7	1,161.4
Deferred financing costs		(13.8)	(14.3)
Total carrying amount of debt and finance lease obligations		1,177.9	1,147.1
Less: cash and cash equivalents		92.2	69.9
Net carrying amount of debt and finance lease obligations		1,085.7	1,077.2

Exchange rate (CLP to $)		751.9	728.4

1.
Under the terms of the credit agreement, VTR is obligated to repay 50% of the outstanding aggregate principal amount of the Term Loan Facility B-1 on November 23, 2022, with the remaining principal amount due on May 23, 2023, which represents the ultimate maturity date of the facility.

2.	Índice de Cámara Promedio rate.

3.	Tasa Activa Bancaria rate.

4.	Includes a $1 million credit facility that matures on May 23, 2023.

•	At December 31, 2019, our Fully-swapped Borrowing Cost was 6.8% and the average tenor of debt (excluding vendor financing) was approximately 3.9 years.

•
Based on our results for Q4 2019, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 3.52x, calculated in accordance with the indenture governing the 6.875% USD Senior Notes due 2024.

•
At December 31, 2019, we had maximum undrawn commitments of $185 million (CLP 139 billion) and CLP 45 billion. At December 31, 2019, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the December 31, 2019 compliance reporting requirements.

•	In 2020, we expect P&E additions as a percentage of revenue between 18% and 20%.

Liberty Puerto Rico (LPR) Borrowing Group:
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, cash and cash equivalents, and restricted cash:

	Facility amount	December 31, 2019	September 30, 2019
	in millions

Revolving Credit Facility due 2025 (LIBOR + 3.50%)	$125.0	$—	$—
Term Loan Facility due 2026 (LIBOR + 5.0%)	$1,000.0	1,000.0	—
Senior Secured Notes due 2027 (6.75%)	$1,200.0	1,200.0	—
First Lien Term Loan due 2022 (LIBOR + 3.50%)	$—	—	850.0
Second Lien Term Loan due 2023 (LIBOR + 6.75%)	$—	—	72.5
Revolving Credit Facility due 2020 (LIBOR + 3.50%)	$—	—	—
Debt before discounts and deferred financing costs		2,200.0	922.5
Discounts and deferred financing costs		(27.0)	(6.9)
Total carrying amount of debt		2,173.0	915.6
Less: cash, cash equivalents and restricted cash		1,306.0	37.8
Net carrying amount of debt		$867.0	$877.8

•
In October 2019, we entered into (i) a $1.0 billion Term Loan Facility with interest payable of LIBOR plus 5.0%, due 2026, (ii) $1.2 billion of Senior Secured Notes with a coupon of 6.75%, due 2027, and (iii) a $125 million Revolving Credit Facility due 2025.

◦
The net proceeds from the Term Loan Facility were primarily used to redeem, in full, the $923 million outstanding principal amount of the First Lien Term Loan due 2022 and Second Lien Term Loan due 2023, with $53 million being deposited into escrow, to fund a portion of the purchase price associated with the AT&T Acquisition.

◦	The net proceeds from the Senior Secured Notes were deposited into escrow to fund a portion of the purchase price associated with the AT&T Acquisition.

•
Based on our results for Q4 2019, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 4.46x, calculated in accordance with LPR’s Group Credit Agreement.

•
At December 31, 2019, we had maximum undrawn commitments of $125 million. At December 31, 2019, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the December 31, 2019 compliance reporting requirements.

•	In 2020, we expect P&E additions as a percentage of revenue between 18% and 20%.

Cabletica Borrowing Group:
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Cabletica's debt and cash and cash equivalents:

	December 31,		September 30,
	2019		2019
	Borrowing currency in millions	CRC equivalent in billions

Term Loan B-1 Facility due 2023[1] (LIBOR + 5.00%)	$49.2	28.1	28.5
Term Loan B-2 Facility due 2023[1] (TBP[2] + 6.00%)	CRC 43,177.4	43.2	43.2
Revolving Credit Facility due 2023 (LIBOR + 4.25%)	$15.0	—	—
Debt before discounts and deferred financing costs		71.3	71.7
Deferred financing costs		(1.6)	(1.8)
Total carrying amount of debt		69.7	69.9
Less: cash and cash equivalents		7.7	9.2
Net carrying amount of debt		62.0	60.7

Exchange rate (CRC to $)		571.3	580.0

1.
Under the terms of the credit agreement, Cabletica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on April 5, 2023, with the remaining respective principal amounts due on October 5, 2023, which represents the ultimate maturity date of the facilities.

2.	Tasa Básica Pasiva rate.

Subscriber Tables

	Consolidated Operating Data — December 31, 2019
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers[3]

C&W:
Panama	617,100	617,100	189,400	106,900	135,000	144,700	386,600	1,527,500
Jamaica	562,900	552,900	259,700	119,200	211,800	211,100	542,100	1,073,100
The Bahamas[1]	128,900	128,900	45,400	7,000	26,200	42,700	75,900	201,100
Trinidad and Tobago	329,600	329,600	158,900	109,500	137,700	81,600	328,800	—
Barbados	140,400	140,400	82,500	29,400	66,700	72,700	168,800	123,200
Other[2]	331,700	311,900	241,400	80,600	167,800	122,000	370,400	432,800
C&W Total	2,110,600	2,080,800	977,300	452,600	745,200	674,800	1,872,600	3,357,700
VTR/Cabletica:
VTR	3,699,300	3,264,300	1,511,700	1,099,700	1,317,100	547,700	2,964,500	300,800
Cabletica	603,400	597,500	256,500	207,300	194,300	23,400	425,000	—
Total VTR/Cabletica	4,302,700	3,861,800	1,768,200	1,307,000	1,511,400	571,100	3,389,500	300,800
Liberty Puerto Rico	1,111,000	1,111,000	404,600	221,700	353,700	209,700	785,100	—
Total	7,524,300	7,053,600	3,150,100	1,981,300	2,610,300	1,455,600	6,047,200	3,658,500

	Organic Subscriber Variance Table — December 31, 2019 vs September 30, 2019
Organic Change Summary:	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers[3]

C&W:
Panama	25,300	25,300	3,000	5,300	4,100	3,900	13,300	(18,400)
Jamaica	9,000	9,000	5,000	(1,000)	5,400	8,000	12,400	53,600
The Bahamas[1]	—	—	(400)	500	600	(500)	600	(8,200)
Trinidad and Tobago	400	400	2,100	1,000	2,800	4,700	8,500	—
Barbados	—	—	200	1,800	1,100	—	2,900	2,400
Other[2]	—	—	200	800	4,300	—	5,100	15,700
C&W Total	34,700	34,700	10,100	8,400	18,300	16,100	42,800	45,100
VTR/Cabletica:
VTR	35,300	50,700	8,900	1,400	12,800	(4,900)	9,300	11,400
Cabletica	4,000	4,000	5,800	2,700	7,100	1,100	10,900	—
Total VTR/Cabletica	39,300	54,700	14,700	4,100	19,900	(3,800)	20,200	11,400
Liberty Puerto Rico	8,600	8,600	7,100	2,700	7,000	3,700	13,400	—
Total Organic Change	82,600	98,000	31,900	15,200	45,200	16,000	76,400	56,500

Q4 2019 Adjustments:
C&W - Other - Sale of the Seychelles	(23,300)	(23,300)	(13,600)	(9,600)	(7,700)	(8,300)	(25,600)	(78,800)
C&W - Barbados	15,200	15,200	—	—	—	—	—	—
C&W - Jamaica	—	—	1,300	—	1,300	1,300	2,600	(1,300)
Net Adjustments	(8,100)	(8,100)	(12,300)	(9,600)	(6,400)	(7,000)	(23,000)	(80,100)
Net Adds	74,500	89,900	19,600	5,600	38,800	9,000	53,400	(23,600)

1.
In September 2019, Hurricane Dorian impacted certain islands of the Bahamas, resulting in significant damage to homes, businesses and infrastructure. For those areas of the Bahamas impacted by Hurricane Dorian, the homes passed and subscriber counts reflect the pre-hurricane homes passed and subscriber counts as of August 31, 2019 as adjusted through December 31, 2019 for net voluntary disconnects. We are still in the process of assessing the impact of the hurricane on our networks and subscriber counts. The impacted areas in the Bahamas include approximately 30,200 homes passed, 7,700 telephony RGUs, 3,800 internet RGUs, 900 video RGUs, 4,400 postpaid mobile subscribers and 36,500 prepaid mobile subscribers. For those areas of the Bahamas not impacted by Hurricane Dorian, the homes passed and subscriber counts reflect counts as of December 31, 2019.

2.
C&W's "Other" category includes subscriber data related to UTS. Subscriber information for UTS is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

3.	Mobile subscribers are comprised of the following: see next page

	Mobile Subscribers
	Consolidated Operating Data — December 31, 2019			Q4 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,388,700	138,800	1,527,500	(17,300)	(1,100)	(18,400)
Jamaica	1,053,000	20,100	1,073,100	53,400	200	53,600
The Bahamas[1]	175,600	25,500	201,100	(8,600)	400	(8,200)
Barbados	95,100	28,100	123,200	1,900	500	2,400
Other[2]	389,600	43,200	432,800	13,500	2,200	15,700
C&W Total	3,102,000	255,700	3,357,700	42,900	2,200	45,100
VTR	10,100	290,700	300,800	1,400	10,000	11,400
Total / Net Adds	3,112,100	546,400	3,658,500	44,300	12,200	56,500

Glossary
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness (excluding any indebtedness collateralized by escrow cash) less its cash and cash equivalents (excluding any escrow cash) to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized OCF of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash, cash equivalents and restricted cash held in escrow at Liberty Puerto Rico that will be used to fund the AT&T Acquisition. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
OCF Margin – Calculated by dividing OCF by total revenue for the applicable period.
Property and Equipment Addition Categories

•	Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;

•	New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;

•
Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;

•
Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and

•
Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.

Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony subscribers exclude mobile telephony subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video subscribers that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.